UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2010
Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.

400 N. Ashley Drive, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (813) 274-1000

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     During the third quarter of 2010, consistent with our long-term goals to manage and optimize capacity utilization, we closed or plan to close four customer contact management centers in the Philippines and consolidated or plan to consolidate leased space in our Wilmington, Delaware and Newtown, Pennsylvania locations (the “Plan”). These actions were in response to the facilities consolidation and capacity rationalization related to the ICT Group Inc. (“ICT”) acquisition in February 2010, enabling the Company to reduce operating costs by eliminating redundant space and to optimize capacity utilization rates where overlap exists. The number of seats slated for rationalization approximates 2,000; and the cost savings associated with these actions is anticipated to be approximately $5.8 million annually. There are no employees affected by the Plan, and we expect to complete these actions on or before January 31, 2011. The Plan was approved by the Finance Committee of our Board of Directors on October 19, 2010. In accordance with our previously discussed 12 to 18 month integration timeline, following the ICT acquisition in February 2010, we expect to continue to evaluate opportunities for further such actions around facilities consolidation and capacity optimization.
     The major costs expected to be incurred as a result of these actions are impairments of long-lived assets (primarily leasehold improvements) and facility-related costs (primarily consisting of those costs associated with the real estate leases) estimated at $7.2 million. We estimate $3.1 million of the costs associated with this Plan will be non-cash impairment charges (as detailed in Item 2.06 below), while approximately $4.1 million will be cash expenditures for facility-related costs, primarily rent obligations to be paid through the remainder of the lease terms, the last of which ends in February 2017. The exact timing and actual amounts of the facility-related payments are dependent upon our ability to sublease these facilities. If the events and circumstances regarding our ability to sublease the facilities change, these estimates would change. In the third quarter ended September 30, 2010, since we ceased using certain of these facilities during the third quarter, we charged $2.4 million to income from operations related to the facility-related costs, of which $0.5 million was paid in cash.
Item 2.06 Material Impairments.
     In connection with the Plan described above, which is incorporated by reference into this Item 2.06, we recorded non-cash impairment charges of $3.1 million in the third quarter ended September 30, 2010 as follows:

		Amount
	Asset Type	(in millions)
Americas — Philippines	Leasehold Improvements	$2.9
Americas — United States	Leasehold Improvements	0.2

Total		$3.1

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Senior Vice President and Chief Financial Officer

Date: October 19, 2010